EXHIBIT 99.2

JOINT FILER INFORMATION

Item	Information
Name:	Banc of America Preferred Funding Corporation
Address:	214 North Tryon Street Charlotte, North Carolina 28255

Date of Event Requiring Statement (Month/Day/Year):	November 9, 2022
Issuer Name and Ticker or Trading Symbol:	Neuberger Berman California Municipal Fund Inc. (NBW)
Relationship of Reporting Person(s) to Issuer:	10% Owner
If Amendment, Date Original Filed (Month/Day/Year):	Not Applicable
Individual or Joint/Group Filing:	Form filed by More than One Reporting Person
Signature:	Banc of America Preferred Funding Corporation
	By:	/s/ Michael Jentis
Name: Michael Jentis
Title: Authorized Signatory
Date: November 14, 2022